SHARE DISPOSITION AND PURCHASE AGREEMENT


                          Dated as of October 27, 1997

                                  by and among


               THE MINISTER OF RESEARCH AND INFORMATION TECHNOLOGY
                           OF THE KINGDOM OF DENMARK,

                                TELE DANMARK A/S,


                                       and


                              AMERITECH CORPORATION




                     4,500,000 A Shares of TELE DANMARK A/S


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                       TABLE OF CONTENTS

                                                                         Page


ARTICLE I           DEFINITIONS                                            2
     Section 1.1    Definitions                                            2

ARTICLE II          PURCHASE AND SALE OF SHARES                            5
     Section 2.1    Purchase and Sale; Purchase Price                      5
     Section 2.2    Payment of Purchase Price                              5
     Section 2.3    Danish Share Transfer Duty                             6

ARTICLE III         CLOSING                                                6
     Section 3.1    Shareholders Notice; Closing Date                      6
     Section 3.2    Closing                                                6
     Section 3.3    Pledge                                                 7

ARTICLE IV          REPRESENTATIONS AND WARRANTIES OF SELLER               8
     Section 4.1    Authorisation                                          8
     Section 4.2    No Violation                                           8
     Section 4.3    Approvals, Consents, Etc.                              8
     Section 4.4    Title to Sale Shares                                   8
     Section 4.5    No Claims, Proceedings, Etc.                           8

ARTICLE V           REPRESENTATIONS AND WARRANTIES OF THE COMPANY          9
     Section 5.1    Corporate Organisation                                 9
     Section 5.2    Authorisation                                          9
     Section 5.3    No Violation                                           9
     Section 5.4    Approvals, Consents, Etc.                              9
     Section 5.5    Financial Statements                                   9
     Section 5.6    No Undisclosed Liabilities                             10
     Section 5.7    Reports                                                10
     Section 5.8    No Claims, Proceedings, Etc.                           10
     Section 5.9    Legal Compliance; Taxes                                10
     Section 5.10   Material Governmental Permits                          10

ARTICLE VI          REPRESENTATIONS AND WARRANTEES OF BUYER                11
     Section 6.1    Organisation                                           11
     Section 6.2    Authorisation                                          11
     Section 6.3    No Violation                                           11
     Section 6.4    Approval, Consents, Etc.                               11
     Section 6.5    No Claims, Proceedings, Etc.                           11
     Section 6.6    Adequate Financing                                     11

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ii

ARTICLE VII         COVENANTS                                              12
     Section 7.1    Covenants of Seller, the Company and Buyer             12
     Section 7.2    Buyback Contingencies, Subsequent Offerings            13
     Section 7.3    Additional Covenants of the Company and Seller         15
     Section 7.4    Additional Covenants of Buyer                          16
     Section 7.5    Indemnification of Buyer for Certain Matters           18

ARTICLE VIII        CONDITIONS TO CLOSING                                  18
     Section 8.1    Conditions to Obligations of Seller and Buyer          18
     Section 8.2    Further Conditions to Obligations of Seller            19
     Section 8.3    Further Conditions to Obligations of Buyer             19

ARTICLE IX          TERMINATION                                            20
     Section 9.1    Right of Termination                                   20
     Section 9.2    Effect of Termination                                  21
     Section 9.3    Expiration of Representations and Covenants            21

ARTICLE X           MISCELLANEOUS                                          22
     Section 10.1   Governing Law; No Sovereign Immunity; Dispute
                    Resolution; Arbitration                                22
     Section 10.3   Entire Agreement                                       24
     Section 10.4   Assignment                                             24
     Section 10.5   Counterparts                                           24
     Section 10.6   Headings                                               24
     Section 10.7   Separability                                           24
     Section 10.8   No Third Party Rights                                  25
     Section 10.9   Waiver                                                 25
     Section 10.10  Amendments:  Modifications                             25
     Section 10.11  No Partnership or Agency                               25

Exhibit A   Form of Demand Note

Exhibit B   Form of Pledge Agreement

Exhibit C   Share Buyback: Principal Terms and Conditions

Exhibit D   Shareholders Notice

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1

                    SHARE DISPOSITION AND PURCHASE AGREEMENT



THIS AGREEMENT is made on October 27, 1997, by and among:


1. The Minister of Research and Information Technology (the "Seller") acting on behalf of the Kingdom of Denmark, and whose actions hereunder are fully authorised by the Government of the Kingdom of Denmark,

and

2. Tele Danmark A/S, a company limited by shares and organised under the laws of the Kingdom of Denmark ("Tele Danmark" or the "Company"),

and

3. Ameritech Corporation, a corporation organised under the laws of Delaware, United States of America (the "Buyer").

                                   WITNESSETH:

         WHEREAS, Seller beneficially and of record owns all of the currently outstanding A Shares of Tele Danmark;

         WHEREAS, Buyer and the Company have developed cooperative relations in the course of jointly considering certain international telecommunications business opportunities;

         WHEREAS, Buyer has expressed an interest to the Company and the Kingdom of Denmark to acquire from the Seller a substantial equity stake in the Company as a basis for forging a strategic alliance with the Company;

         WHEREAS, Buyer has met with representatives of Seller in connection with the transactions contemplated hereby, has had a series of meetings with Company management and has developed a joint vision with respect to the future operations of the Company outlined in public announcements released today;

         WHEREAS, Buyer and the Company have entered into a cooperation agreement dated the date hereof with the view to further developing their cooperation;

         WHEREAS, the board of directors of Buyer has authorised Buyer to enter into and to perform the terms of this Agreement, the board of directors of the Company has authorised the Company (including pursuant to article 5(10) of the Articles) to enter into and to perform the terms of this Agreement and the Minister is authorised on behalf of the Kingdom of Denmark to enter into and to perform the terms of this Agreement; and

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2

         WHEREAS, pursuant to the terms and conditions of this Agreement, Seller wishes to sell and Buyer wishes to acquire A Shares in the Company.


         NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section I.1 Definitions. For purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the following meanings:

         - "Additional Closing" means the completion of the sale of the Additional Shares in accordance with Section 7.2(d) herein;

         - "Additional Closing Date" means the date on which the Additional Closing takes place as specified in Section 7.2(d) herein;

         - "Additional Shares" has the meaning set forth in Section 7.2(a);

         - "Additional Share Price" means the aggregate price for Additional Shares as set forth in Section 7.2(b);

         - "Affiliates" includes the Subsidiaries of any Person and its Subsidiaries, and the corporations or entities of which such Person is a Subsidiary and the other Subsidiaries of such corporations or entities;

         - "A Shares" means the A Shares of the Company, each having nominal value 100 Danish Kroner and 10 votes or the 10 Shares each having one vote into which each A Share will convert as of 1 June 1998 as provided in the Company's Articles;

         -  "Amended  Articles"  means  the  Articles  of  Association   amended
substantially  in  accordance  with the  changes  set forth in the  Shareholders
Notice;

         - "Articles" means the Articles of Association in the form adopted at the Extraordinary General Meeting on March 18, 1994, the Annual General Meeting on April 7, 1994 and by Board Resolution on August 29, 1995 and March 18, 1997.

         - "B-Shares" mean the B Shares of the Company, each having nominal value 10 Danish Kroner and 1 vote;

         - "Business Day" means a day on which banks are open for business in Copenhagen, Denmark and New York, New York;

         - "Closing" means the completion of the sale of the Sale Shares in accordance with Article III herein;


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3

         - "Closing  Conditions"  means the  conditions  to Closing set forth in
Article VIII herein;

         - "Closing Date" means the day on which the Closing takes place, as determined pursuant to Section 3.1 herein;

         - "Closing Letter" means a notice delivered by Buyer or Seller as defined in Section 3.1 herein;

         - "Consolidated Subsidiaries" means those subsidiaries of the Company whose financial position and results of operations have been fully consolidated with those of the Company in the Company's audited consolidated financial statements for 1996;

         - "Contingency Date" means the earliest to occur of (i) the 120th day after the approval at the extraordinary general meeting of the Share Buyback if no portion of the Share Buyback has been consummated by such date; (ii) the 10th day after the consummation of the Share Buyback if, after giving effect to the Share Buyback, Seller owns Additional Shares and (iii) the date of the extraordinary general meeting held to consider the Share Buyback (or of the second general meeting if a quorum is not present at the first) if at such meeting the requisite approval from the Company's shareholders for the Share Buyback as contemplated in this Agreement is not obtained;

         - "Custodian Bank" means an institution ("kontofoerende institut") to be chosen by the Seller which will be authorised to and responsible for, among other things, registering the Pledge on the Sale Shares as set forth in Section 3.3;

         - "Danish  Kroner"  or "DKK"  means  Danish  Kroner,  the  currency  of
Denmark;

         - "Demand Note" means a non-interest bearing promissory note substantially in the form of Exhibit A executed by Buyer having the principal amount set forth in DEM in Section 2.2, payable to Seller in accordance with
Section 3.3;

         -  "Deutsche  Mark" or "DEM"  means  Deutsche  Mark,  the  currency  of
Germany;

         - "Disclosure Letter" means the disclosure letter delivered by the Company to Buyer and Seller incorporated herein by reference and initialed by Seller and Buyer.

         - "EGM Date" means the date of the general meeting as defined and called under Section 3.1.

         -  "Excess  Shares"  means  certain  Shares  under  the   circumstances
specified in Section 7.2(a);

         - "Financial Statements" means the Company's audited consolidated financial statements and the parent company financial statements for the Company for the year ending December 31, 1996 as published in the Company's Annual Report for 1996 and as audited by Price Waterhouse/Seier-Petersenand Deloitte & Touche;

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4


         - "Governmental Entity" means any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Commission and Council of Ministers of the European Union;

         - "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

         -  "Loss"  means  any  damage,  cost,  penalty,   fine  or  other  loss
(including, but not limited to, reasonable legal fees and other dispute resolution costs) which is actually incurred;

         - "Person" means an individual, a partnership, a corporation, a limited company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof,

         - "Pledge" means the registered pledge of the Sale Shares as set forth in Section 3.3.

         - "Pledge Agreement" means the agreement substantially in the form attached as Exhibit B setting forth the terms of the Pledge.

         - "Purchase Price" means the purchase price for the Sale Shares, as set forth in Section 2.1;

         - "Public  Reports" means the reports and other documents as defined in
Section 5.7;

         - "Redemption Date" means the first Business Day after a general meeting of the Company at which certain actions will be proposed as further defined in Section 3.3.

         - "Sale Shares" means the A Shares and all rights attaching thereto, including voting and dividend rights, to be sold in accordance with Section 2.1;

         - "Sale Notice" means a notice of sale and purchase or of purchase and sale delivered under Section 7.2.

         - "Shares" means the B Shares of the Company, each having nominal value 10 Danish Kroner and 1 vote each together with the A Shares of the Company, together with all rights (including voting and dividend rights) attaching thereto and after June 1, 1998, all voting shares of the Company;

         - "Share Buyback" means the redemption by the Company (by way of a capital reduction as set forth in Exhibit C) of A Shares constituting substantially all of the remaining A Shares owned by Seller following the Share Sale;

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5


         - "Shareholders Notice" means a notice to shareholders of a general meeting on the terms and as defined in Section 8.1(a) herein and substantially in the form attached as Exhibit D;

         - "Shareholders Notice Date" means the date specified in a Closing Letter for issuance of the Shareholders Notice on the terms and as defined in
Section 3.1;

         - "Subsidiary" - means a company, partnership or other Person either directly or indirectly controlled by another company, partnership or Person;

         - "Tax" or "Taxes" - means any Danish income, stamp, customs duties, withholding, social security, property, sales, value added or other tax, including any interest, penalty, or addition thereto;

         - "Tele Danmark Group" means the Company and its Subsidiaries;

         - "VP" means the Danish Securities Centre (Vaerdipapircentralen).

                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

         Section II.1 Purchase and Sale; Purchase Price. Pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, 4,500,000 A Shares (the "Sale Shares"), at a purchase price of four thousand seven hundred Danish Kroner (DKK 4,700.00) per A Share, and in aggregate twenty-one billion one hundred and fifty million Danish Kroner (DKK 21,150,000,000.00) (the "Purchase Price"), satisfied by the delivery to the Seller of the Demand Note in consideration for the Sale Shares.

         Section II.2 Payment of Purchase Price. The Purchase Price shall be paid in full on the Closing Date by Buyer's issuance and delivery of the Demand Note to Seller and the Demand Note shall be paid in fall on the Redemption Date by wire transfer of five billion five hundred fifty-five million nine hundred and ninety-three thousand three hundred and eighty Deutsche Marks (DEM
5,555,993,380.00) in immediately available funds to the bank account(s) designated by Seller by prior notice to Buyer.

         Section II.3 Danish Share Transfer Duty. Seller hereby agrees to pay Danish share transfer duties owing in connection with any transfers of the Sale Shares pursuant to this Agreement.

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6


                                   ARTICLE III

                                     CLOSING

         Section III.1 Shareholders Notice; Closing Date. Seller or Buyer may provide written notice (the "Closing Letter") to the other and to the Company following the fulfillment (or waiver by the party for whose benefit the condition applies) of all of the Closing Conditions set forth in Article VIII hereof, other than the issuance of the Shareholders Notice contemplated under
Section 8.1. The Closing Letter shall specify that all of the Closing Conditions set forth in Article VIII hereof, other than the issuance of the Shareholders Notice contemplated under Section 8.1, have been either satisfied or waived (by the party for whose benefit the condition applies), and the Closing Letter shall require the Company to issue the Shareholders Notice on a date (the "Shareholders Notice Date") not less than 3 nor more than 5 Business Days after the date of such Closing Letter. The general meeting called in such Shareholders Notice shall be commenced on the date (the "EGM Date") specified in the Closing Letter and reflected in the Shareholders Notice. The EGM Date shall be (i) a date not more than 28 days, but not less than 8 days, after the date on which the Shareholders Notice is to be issued and (ii) on or after, January 14, 1998. The acquisition of the Sale Shares pursuant to this Agreement shall be completed at the offices of Seller, or such other place in Copenhagen as the parties may agree, on the date (the "Closing Date") that is (i) as few days prior to the EGM Date as is reasonably practicable but in any event not more than 5 Business Days prior to the EGM Date and (ii) on or after January 6, 1998.

         Section III.2 Closing. At the Closing on the Closing Date, the parties shall exchange the following documents and take the following actions:

              (a)  each  party  shall  execute  a  certificate   confirming  the
fulfillment (or waiver) of the Closing Conditions running to the benefit of such party;

              (b) Buyer  shall then  deliver  to Seller (i) the Demand  Note and
(ii) the executed Pledge Agreement;

              (c) upon receipt of the Demand Note, Seller shall cause to be executed and delivered appropriate share transfers in respect of the Sale Shares to Buyer, subject to the Pledge set forth in Section 3.3 below and shall pay the share transfer duty payable by Seller under Section 2.3; and

              (d) Buyer and Seller shall cause the Custodian Bank to ensure that title to the Sale Shares, subject to the Pledge, is registered in the name of Buyer with the VP and to cause the Company to register title to the Sale Shares in the name of Buyer in the Company's shareholder register.

         Section III.3 Pledge.

              (a) Following the Closing, until such time as a duly convened ordinary or extraordinary general meeting of the Company has either elected or failed to elect Buyer's 6 nominees for election to the board of directors of the Company as provided in (b) and (c)

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7

of this Section 3.3, the Sale Shares shall be owned by Buyer subject to a duly executed pledge of the Sale Shares (the "Pledge") registered by the Custodian Bank in its records as well as with the VP in favor of the Seller to secure Seller's rights and the performance by Buyer of Buyer's obligations under the Demand Note. At the first general meeting following the Closing (whether extraordinary or ordinary and at any adjournment thereof, Buyer shall (A) assure that the Sale Shares are present for purposes of declaring a quorum at each such general meeting, (B) exercise its rights as owner of the Sale Shares to nominate and vote in favor of its nominees being elected as 6 members to the board of directors (including the chairman and vice-chairman) of the Company, (C) vote in favor of the Amended Articles and (D) vote the Sale Shares in favor of the Share Buyback.

              (b) In the event that at the first general meeting following the Closing Buyer's 6 nominees to the board of directors are elected and two of them are respectively elected the chairman and vice chairman of the board of directors of the Company (regardless of whether the Amended Articles are adopted) then on the first Business Day following such general meeting (the "Redemption Date"): (i) Buyer shall pay and transfer in immediately available funds the amount due under the Demand Note (the Deutsche Mark amount set forth in Section 2.2) to the account or accounts designated by Seller by prior notice in writing to Buyer and Seller shall present the Demand Note to Buyer and Buyer shall accept the Demand Note for cancellation; (ii) Buyer and Seller shall cause the Custodian Bank to take such action as may be necessary to remove the registration of the Pledge and otherwise extinguish the Pledge over the Sale Shares; whereupon the Pledge shall irrevocably terminate and the Demand Note shall be cancelled, without further action by, and notwithstanding any objection by, either Buyer or Seller.

              (c) In the event that at the first general meeting following the Closing the shareholders have not elected Buyer's 6 nominees to the board of directors or two of Buyer's nominees are not elected the chairman and vice-chairman of the board of directors (regardless of whether the Amended Articles are adopted) on the Redemption Date: (i) Seller shall deliver the Demand Note to Buyer and Buyer shall accept the Demand Note; (ii) Buyer and Seller shall cause the Custodian Bank to take such action as may be necessary to remove the registration of the Pledge and otherwise extinguish the Pledge over the Sale Shares, whereupon title to the Sale Shares shall be registered in the name of Seller free and clear of any lien or pledge and the Pledge shall irrevocably terminate and the Demand note shall be cancelled, without further action by, and notwithstanding any objection by, either Buyer or Seller.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         Section IV.1 Authorisation. Seller has full power and authority to enter into this Agreement (and related agreements) and, subject to the fulfillment of the Closing Conditions set out in Sections 8.1 and 8.2 herein, to complete the transactions contemplated hereby.

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8

         Section IV.2 No Violation. Neither Seller's execution and delivery of this Agreement (and related agreements) nor, subject to the fulfillment of the Closing Conditions, timely completion of the transactions contemplated by this Agreement conflict with (a) any treaty, law or regulation, or any judgment or court order, by which Seller is bound, (b) any provision of the Articles or (c) any agreement to which Seller is party, other than in the case of those conflicts which, in the aggregate, would not materially adversely affect its ability to complete the transactions contemplated under this Agreement.

         Section IV.3 Approvals, Consents, Etc. All approvals and consents of and filings with Governmental Entities or other third parties which are required to be obtained or made by Seller in connection with the execution, delivery and performance by Seller of this Agreement (and related agreements) have been or will be duly obtained or made, with the exception only of those referred to in Sections 8.1(b) and 8.1(d) hereof.

         Section IV.4 Title to Sale Shares.

              (a) Seller has valid and unencumbered title to all of the Sale Shares and to each of the Additional Shares, if any, to be sold by it pursuant to this Agreement.

              (b) At the Closing, full and valid title to the Sale Shares to be sold by Seller will be transferred to Buyer credited as fully paid up, and free and clear of any pledge (other than the Pledge) or other security interest, lien, or purchase option, right of first refusal or other right of any third party.

              (c) At the Closing, with the exception of the Share Buyback and the sale of Shares to Buyer contemplated in this Agreement, Seller will not be committed to sell or otherwise dispose of any Shares or any dividend shares or other non-capital shares, bonds or other rights convertible into shares, or warrants, options or other financial instruments entitling the holder to acquire any Shares of the Company.

         Section IV.5 No Claims, Proceedings, Etc. Except for the proceeding disclosed in Section 7.5, there are no legal actions, proceedings, claims or arbitrations pending or, to the best of Seller's knowledge, information and belief after due enquiry, threatened against Seller the adverse determination of which, in the aggregate, may impair the validity or enforceability of this Agreement or any of its principal terms or materially adversely affect Seller's ability to complete the transactions contemplated under this Agreement.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Disclosure Schedule delivered to Buyer and Seller on the date hereof, the Company represents and warrants to Buyer and Seller as follows:

         Section V.1 Corporate Organisation. The Company is a company limited by shares duly organised and validly existing under the laws of the Kingdom of Denmark. As at the date hereof the Company has nominal and fully-paid up share capital in the amount of DKK 1,310,000,000.


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9

         Section V.2 Authorisation. The Company has full corporate power and authority to enter into this Agreement (and related agreements) and to complete the transactions contemplated to be performed by the Company hereby.

         Section V.3 No Violation. Neither the Company's execution and delivery of this Agreement (and related agreements) nor, subject to the fulfillment of the Closing Conditions, timely completion of the transactions contemplated hereby, (a) conflict with any treaty, law or regulation, or any judgment or court order, by which the Company or any of its Consolidated Subsidiaries (other than Belgacom SA) are bound or (b) conflict with any provision of the Articles of the Company or (c) conflict with or cause the termination of or a default under any agreement to which the Company or any of its Consolidated Subsidiaries (other than Belgacom SA) are party, other than in the case of those conflicts, terminations or defaults which, in the aggregate, would not materially adversely affect the financial condition of the Company and its Consolidated Subsidiaries, taken as a whole, or its ability to complete the transactions contemplated under this Agreement (and related agreements).

         Section V.4 Approvals, Consents, Etc. All approvals and consents of, and filings with Governmental Entities or other third parties which are required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement (and related agreements) have been or will be duly obtained or made, with the exception only of those referred to in Sections 8.1(b) and 8.1(d) hereof.

         Section V.5 Financial Statements. The Financial Statements have been prepared in accordance with the accounting requirements of Danish legislation and give a true and fair view of the financial assets and liabilities and financial position of the Company and its Consolidated Subsidiaries as of the dates shown and the financial results of the Company and its Consolidated Subsidiaries for the periods shown.

         Section V.6 No Undisclosed Liabilities. Neither the Company nor any of its Consolidated Subsidiaries (other than Belgacom SA) has any liabilities or obligations (absolute, accrued, contingent or otherwise) of a nature required by accounting requirements of Danish legislation to be provided for or accrued in a balance sheet whose purpose is to give a true and fair view of financial position or disclosed in the notes thereto, that are not accrued or reserved against, or disclosed in the Financial Statements and Public Reports (as defined in Section 5.7), other than liabilities or obligations known to the Company after due enquiry that were incurred in the ordinary course of business after December 31, 1996 or that, in the aggregate, would not materially adversely affect the financial condition of the Company and its Consolidated Subsidiaries, taken as a whole, or its ability to complete the transactions contemplated under this Agreement (and related agreements).

         Section V.7 Reports. The Company has filed all required and material reports, schedules, forms, statements and other documents required to be filed by it with the Copenhagen Stock Exchange, the New York Stock Exchange and the Securities and Exchange Commission of the United States since December 31, 1995 (collectively, including all exhibits and amendments thereto, the "Public Reports"). Such Public Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, on the latest filing date), complied or will comply in all material respects with

10

applicable requirements, including without limitation, applicable disclosure standards and requirements.

         Section V.8 No Claims, Proceedings, Etc. Except for the proceeding disclosed in Section 7.5, there are no legal actions, proceedings, claims or arbitrations pending or, to the best of the Company's knowledge, threatened against the Company or its Consolidated Subsidiaries (other than Belgacom SA) the adverse determination of which, in the aggregate, may impair the validity or enforceability of this Agreement (or any related agreements) or any of its (or their) principal terms or materially adversely affect the Company's ability to complete the transactions contemplated under this Agreement (or any related agreements).

         Section V.9 Legal Compliance; Taxes. Except for those matters that in the aggregate, would not materially adversely affect the financial condition of the Company and its Consolidated Subsidiaries, taken as a whole, the Company and each of its Consolidated Subsidiaries (other than Belgacom SA) (i) have conducted their respective businesses in accordance with all applicable laws, rules and regulations of the Kingdom of Denmark and of all Danish Governmental Entities having jurisdiction over them and (ii) have withheld and paid all Taxes (other than Taxes, interest and penalties disputed in good faith) as required by applicable law or regulation to have been withheld and paid to the Danish authorities.

         Section V.10 Material Governmental Permits. The Company and its Danish Subsidiaries own, hold or possess, in respect of their respective businesses, all Danish governmental licenses, franchises, permits, privileges, immunities, approvals and other Danish authorizations which are necessary to entitle the Company and its Danish Subsidiaries to own or lease, operate and use its properties and to carry on and conduct its business in all material respects as currently conducted (herein collectively called "Material Governmental Permits"). The Company and its Danish Subsidiaries have fulfilled and performed in all material respects their obligations under each of such Material Governmental Permits. As of the date hereof, there is no proceeding pending or, to the best of the Company's knowledge, threatened to revoke, modify or otherwise fail to renew any such Material Governmental Permit.

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTEES OF BUYER

         Buyer represents and warrants to each of Seller and the Company as follows:

         Section VI.1 Organisation. Buyer is a corporation duly organised and validly existing under the laws of the State of Delaware, United States.

         Section  VI.2  Authorisation.   Buyer  has  full  corporate  power  and
authority to enter into this Agreement (and related agreements) and to complete the transactions contemplated thereby.

         Section VI.3 No Violation. The execution and delivery of this Agreement (and related agreements) by Buyer and, subject to the fulfillment of the Closing Conditions set out in Sections 8.1 and 8.3 herein, its timely completion of the transactions contemplated by this Agreement (and related agreements) do not conflict with (a) any treaty, law or regulation,

11

or any judgment or court order, by which Buyer is bound, (b) any provisions of the articles of incorporation or bylaws of Buyer or (c) any agreement to which Buyer is party, other than in the case of those conflicts which, in the aggregate, would not materially adversely affect the financial condition of Buyer or its ability to complete the transactions contemplated under this Agreement (and related agreements).

         Section VI.4 Approval, Consents, Etc. All approvals and consents of, and filings with Governmental Entities or other third parties which are required to be obtained or made by the Buyer in connection with the execution, delivery and performance by Buyer of this Agreement (and related agreements) and the purchase of the Sale Shares have been or will be duly obtained or made, with the exception only of Sections 8.l(b) hereof.

         Section VI.5 No Claims, Proceedings, Etc. There are no legal actions, proceedings, claims or arbitrations pending or, to the best of Buyer's knowledge, information and belief after due enquiry, threatened the adverse determination of which may impair the validity or enforceability of this Agreement (and related agreements) or any of its principal terms or materially adversely affect the financial condition of Buyer or its ability to complete the transactions contemplated under this Agreement (and related agreements).

         Section VI.6 Adequate Financing. The necessary funds for paying the Purchase Price are available, or at the Closing will be available, to Buyer.

                                   ARTICLE VII

                                    COVENANTS

         Section VII.1 Covenants of Seller, the Company and Buyer.

              (a) Best Reasonable Efforts to Satisfy Conditions. The parties shall use their best reasonable efforts and fully cooperate to bring about the fulfillment of the Closing Conditions on the earliest possible date. Among other matters, the Company agrees to publish the Shareholders Notice on the Shareholders Notice Date (as contemplated in Section 3.1) and to take such other actions as may be necessary promptly to convene a shareholders meeting, and if a quorum is not present at the first general meeting, a second general meeting as soon as practicable following the Shareholders Notice Date in order to provide the shareholders of the Company with appropriate information and an opportunity
(i) to vote with respect to the adoption of the Amended Articles and the election of certain members of the board of directors and (ii) subject to applicable Danish law including Article 44a of the Companies Act, to vote with respect to the proposed Share Buyback and the other actions proposed to be taken by the shareholders of the Company in connection with this Agreement. Seller and Buyer agree to exercise their rights as shareholders of the Company to cause the Company to recommend and adopt the Amended Articles and to authorize and execute the Share Buyback (assuming the events set forth in Section 3.3(b) have been completed) on the terms contemplated in this Agreement and the exhibits hereto. Notwith standing the foregoing and unless this Agreement otherwise terminates, it is further understood and agreed that, in connection with the disposition of substantially all of its remaining equity in the Company, Seller has determined that at general meetings following

12

the Closing it may not be appropriate for Seller to approve the selection of management and accordingly, although Seller's A Shares shall be present and represented at such general meetings for purposes of establishing a quorum, Seller will not vote any of its A Shares at such meetings with respect to the election of nominees to the board of directors of the Company. Until such time as the Amended Articles are adopted, Buyer agrees to abstain from voting at the election of two members of the board of directors consistent with the manner in which Seller presently abstains from voting for such directors as provided for in Article 17(l) of the Articles.

Seller shall approve the Amended Articles as contemplated in Article 14(3) of the Articles and further, Seller shall, following Closing and completion under
Section 3.3(b), consent to the further amendment of the Articles by the board of directors of the Company as provided in Item 2 VIII of the EGM Notice promptly following written notice from the Company that the transfers contemplated in the Share Buyback have been completed and the Seller then owns less than 9.5% of the Shares.

              (b) Further Assurances. Each of Seller, the Company and Buyer shall, at the request of any other party to this Agreement, execute, acknowledge, deliver and file without further consideration, all further assignments, conveyances, endorsements, powers of attorney, consents and other documents and take such other action as may be reasonably requested to complete the transactions contemplated by this Agreement.

              (c) Public Announcements. The parties shall coordinate with each other the public announcement and presentation to the press of the transactions contemplated by this Agreement. Pending completion of the Share Buyback, the parties shall coordinate with each other with respect to public announcements regarding the Company's business, subject to the fiduciary duties of the board of directors of the Company. Among other matters, the parties acknowledge and agree that, in accordance with the legal obligations and duties of each of the parties, the terms of this Agreement shall be publicly available and may be disclosed, including to governmental or regulatory authorities.

         Section VII.2 Buyback Contingencies, Subsequent Offerings.

              (a) Put and Call of Additional Shares. In the event that the amount due under the Demand Note has been paid to Seller and Seller continues to own Shares after the Contingency Date occurs, each of Buyer and Seller shall have rights, exercisable by notice of sale (the "Sale Notice"), to require the purchase and sale of Seller's A Shares remaining after the sale of the Sale Shares and the redemption by the Company of Shares, pursuant to whatever portion of the Share Buyback, if any that occurs (the "Additional Shares') as follows:

                   (i) Buyer shall have the right, exercisable by delivery of a Sale Notice to Seller to require the Seller to sell to Buyer, and Buyer shall purchase from Seller, not less than such number of Additional Shares owned by Seller that would cause the aggregate of the Sale Shares and the Additional Shares owned by Buyer to exceed 42.4% of the total voting share capital of the Company; provided, however, that in the event Buyer's acquisition of such Additional Shares would cause the aggregate of the Sale Shares and the Additional Shares owned by Buyer to exceed

13

     42.4% of the total voting share capital of the Company (such Shares, "Excess Shares"), Buyer shall assign the right to purchase such Excess Shares to any institutional investor or Persons engaged in the telecommunications industry or related industries, provided further, that Buyer guarantees the performance of the assignee's obligations to purchase any Excess Shares under this clause (i);

                   (ii) Seller shall have the right, exercisable by delivery of a Sale Notice to Buyer to require Buyer to purchase not less than such number of Additional Shares owned by Seller that would cause the aggregate of the Sale Shares and the Additional Shares owned by Buyer to exceed 42.4% of the total voting share capital of the Company; provided, however, that upon receipt of a Sale Notice from Seller, Buyer shall be obligated to purchase only a number of Additional Shares that would cause the aggregate of the Sale Shares and the Additional Shares owned by Buyer to equal 42.4% of the total voting share capital of the Company and to use reasonable efforts to obtain assignee purchasers for any Excess Shares that Buyer elects not to purchase which efforts shall be deemed to be sufficient so long as Buyer is acting in good faith. Buyer shall have no duty to guarantee the purchase obligations of the assignee purchasers under this clause (ii), and such assignee purchasers may be any institutional investor or Persons engaged in the telecommunications industry or related industries who are reasonably acceptable to Seller.

              (b) Additional Share Price. If the Share Buyback does not occur, the purchase price for the Additional Shares shall be the aggregate of the price per Additional Share determined in accordance with the Share Buyback terms set forth on Exhibit C. If any portion of the Share Buyback occurs, the purchase price for the Additional Shares shall be the aggregate of the price per Additional Share which shall be deemed to equal the average of each day's trading price ("Alle handler kl. 17:00" on the Copenhagen Stock Exchange for B Shares and adjusted to the A-Share equivalent) weighted by the daily trading volume as reported on the Copenhagen Stock Exchange for the 15 trading days preceding the Additional Closing Date. At each Additional Closing (if any), full and valid title to the Additional Shares to be sold at such Additional Closing by Seller will be transferred to Buyer and/or the other purchasers permitted under this Section 7.2 credited as fully paid up, and free and clear of any pledge, transfer restriction or other security interest, lien, or purchase option, right of first refusal or other right of any third party. Any share transfer duties owing in connection with any transfers of Additional Shares shall be shared and paid on a 50/50 basis by Buyer and Seller.

              (c) Sale Notices: Return Notice. Buyer's rights to require a purchase and sale under clause 7.2(a)(i) shall be exercisable not more than one time from and after the Contingency Date and shall expire unless exercised by delivery of a Sale Notice to Seller on or before the 30th day following the Contingency Date. Seller's rights to require a purchase and sale under clause 7.2(a)(ii) shall be exercisable not more than one time from and after the 31st day following the Contingency Date and shall expire unless exercised by delivery of a Sale Notice to Buyer before the 60th day following the Contingency Date. In the event Buyer intends to assign any or all of its purchase rights and obligations under Section 7.2(a)(i), Buyer shall provide notice of such assignee in Buyer's Sale Notice, or within 15 Business Days after Seller's delivery of a Sale Notice to Buyer. In the event Buyer is not able to obtain assignee purchasers of Excess Shares under clause 7.2(a)(ii) above, Buyer may

14

notify Seller that such unassigned Shares shall not be purchased by return notice ("Return Notice") to Seller delivered on or before the 15th day after receipt of Seller's Sale Notice.

              (d) Time and Place of Additional Closing. Unless otherwise agreed, the closing ("Additional Closing") of the purchase and sale of Additional Shares shall take place on the 20th Business Day following delivery of the relevant Sale Notice (the "Additional Closing Date"). The Additional Closing shall take place on the Additional Closing Date at the offices of the Seller or at such other time and place in Copenhagen as the parties may agree. The Additional Share Price shall be paid in full on the Additional Closing Date by wire transfer in Deutsche Mark (at an exchange rate of 3.8067 DKK per DEM) in immediately available funds to the account or accounts designated by Seller by prior notice in writing to Buyer and its permitted assignees, as applicable.

              (e) Subsequent Offerings. In the event that, notwithstanding the performance or the expiration of the rights set forth in this Section 7.2 above, Seller continues to own Shares, then each of Buyer and the Company agree to use their reasonable efforts, at the request of Seller, to facilitate and to complete an additional offering (whether to the public or by private sale) of the remaining Shares owned by Seller, so long as, (A) such offering or sale is conducted in an orderly manner which is reasonably acceptable to Buyer, and (B) if such offering or sale is made other than to the public in a registered offering, the purchaser of such Shares is not a competing telecom operator or service provider of the Company or of Buyer.

         Section VII.3 Additional Covenants of the Company and Seller.

              (a) Conduct of Business. From the date of this Agreement to the earlier of the Closing Date or the date of termination of this Agreement pursuant to Article IX hereof and except as otherwise contemplated by this
Agreement, the Company will carry on its business, and will cause its wholly-owned Consolidated Subsidiaries and use its best reasonable efforts to cause its other Consolidated Subsidiaries to carry on their respective businesses, in the ordinary course and each of Seller and the Company agrees, to the extent legally permitted by either Seller or the Company as appropriate, that the Company will not, and will cause its wholly-owned Consolidated Subsidiaries and use its best reasonable efforts to cause that its other Consolidated Subsidiaries will not:

                   (i) enter, or agree to enter, into any agreement concerning any investment in another entity, joint venture or alliance, or any acquisitions, disposals or restructurings (including, but not limited to, through liquidation, merger or other transfers) or actions outside the ordinary course of the Company's business (including the incurrence of indebtedness), in each case, of the kind that would in the Company's past custom and practice be considered for approval by the Company's board of directors or management committee;

                   (ii) recommend or issue or grant, or agree to issue or grant, any new shares, convertible bonds, options or warrants;

15

                   (iii) recommend or pay or declare any dividends or distributions of any sort other than (A) an annual dividend in respect of the Company's 1997 distributable earnings and in line with market expectations and (B) the Share Buyback ; or

                   (iv) recommend an amendment to or amend its Articles other than in accordance with Exhibit D hereto.

              (b) No Solicitation, No Agreement. Prior to receipt of the Parliamentary authorization described in Section 8.l(d), none of the Company, Seller or any of their respective Affiliates, representatives, officers, employees, directors or agents shall, directly or indirectly, solicit, initiate, encourage or otherwise facilitate any inquiries or the making of any proposal, or offer with respect to (i) reorganization, liquidation, dissolution or recapitalization of the Company, (ii) merger or consolidation involving the Company or its Subsidiaries, (iii) any purchase or sale of any assets or the shares of the Company or its Subsidiaries (other than the Share Buyback and other than the sale of assets by the Company or its Subsidiaries in the ordinary course of business), or (iv) any similar transaction or business combination involving the Company or its Subsidiaries or the assets of the Company or its Subsidiaries (each of the foregoing actions described in clauses (i) through
(iv), a "Company Transaction") or otherwise facilitate in any other manner any effort or attempt by any Person to do or seek to do any of the foregoing. The Company and Seller agree to notify Buyer as soon as practicable of their receipt of any proposal, offer, inquiry or contact with respect to a Company
Transaction. Prior to the Closing Date, it is further agreed that none of the Company or any of its respective Affiliates, representatives, officers, employees, directors or agents shall, directly or indirectly, enter into any agreement or accept any offer for any Company Transaction.

In addition to, and supplementing, each of the foregoing obligations, during the period from and after the date on which the Parliamentary authorization described in Section 8.1(d) is received and ending on the Closing Date, none of the Company, Seller or any of their respective Affiliates, representatives, officers, employees, directors or agents shall, directly or indirectly, solicit, initiate, encourage or otherwise facilitate or discuss any proposal or offer regarding a Company Transaction, nor shall they directly or indirectly enter into any agreement or accept any offer for any Company Transaction.

         Section VII.4 Additional Covenants of Buyer.

              (a) Certain Minority Offer Obligations. Buyer agrees that for so long as Section 31 of the Danish Securities Trading Act or a substantially similar statutory or regulatory measure is in effect but not beyond the third anniversary of the Closing, Buyer and its Affiliates shall not own or have the right to vote Shares representing more than fifty percent of the voting share capital of the Company outstanding from time to time unless, at the time Buyer and its Affiliates exceed such threshold, Buyer shall make an offer to all shareholders of the Company to purchase all Shares that remain outstanding at a price per Share not less than the higher of (i) the pride of DKK 467 per B Share (or the Share equivalent) or (ii) the price applicable under Section 31 of the Danish Securities Trading Act and regulations; provided however, that the foregoing agreement shall not apply in the event that Buyer and its Affiliates exceed such threshold as a result of their participation (through either cash or in kind subscription for shares) in an increase of the Company's voting share

16

capital that is authorised and approved by the requisite majority at a duly constituted general meeting of shareholders in accordance with the Amended Articles and otherwise in accordance with applicable Danish law.

              (b) Certain Transfers of Company Shares. Until the third anniversary of the Closing, Buyer shall not, without the prior written consent of Seller, establish or transfer any right to any Shares in favor of or to any third party other than:

                   (i) from time to time to an Affiliate of Buyer; provided that
     (A) such Affiliate has agreed in a writing delivered to Seller to be bound by the terms of this Agreement; (B) such Affiliate's obligations under this Agreement shall be fully and unconditionally guaranteed by Buyer for the benefit of Seller; and (C) if the transferee ceases to be an Affiliate prior to the third anniversary of the Closing, Buyer shall promptly re-acquire the relevant Shares or cause them to be acquired by one or more Affiliates subject to subparagraphs (A) and (B);

                   (ii) from time to time to one or more Danish institutional investors who have a principal place of business in Denmark;

                   (iii) from time to time to one or more Persons engaged in the telecommunications industry or related industries who, in the good faith judgment of a majority in number of the Company's board of directors, would provide the Company with strategic, financial or technological advantages beneficial to the Company;

provided that in connection with such transactions, Buyer (together with Buyer's Affiliates) shall continue to hold a majority of the aggregate of the Sale Shares and the Additional Shares purchased by Buyer (if any).

              (c) Certain Strategic Transactions. Until the fifth anniversary of the Closing, Seller's prior written consent shall be required in order for Buyer's nominees on the board of directors of the Company or for Buyer's representative at general meetings of the Company to recommend, act or vote so as to cause the Company to take the following strategic decisions:

                   (i) substantial divestments or disposals of the Company's core domestic business, which, for purposes of this clause, shall mean assets and business activities necessary to permit compliance by the Company with the Act on Universal Service Obligations (Danish Act No. 466 of 12 June 1996, as amended by Act no. 397 of 10 June 1997);

                   (ii) de-listing the Shares from the Copenhagen Stock Exchange or the New York Stock Exchange (except as a result of a Permitted Sale (as defined below) in which the successor's shares are listed on the Copenhagen Stock Exchange and the New York Stock Exchange); or

                   (iii) merger or consolidation of the Company into another Person in which the Company does not survive the merger or the liquidation of the Company; except in each case for such a transaction occurring which
     (A) is done in connection with a reorganization of the Company or its Subsidiaries after

17

     which they will be controlled, directly or indirectly by Buyer or an Affiliate of Buyer or (B) occurs when Buyer and its Affiliates collectively cease to own at least 20% of the outstanding voting share capital of the Company (a transaction covered by (A) or (B), a "Permitted Sale").

Buyer further agrees that Seller's prior written consent shall be required in order for Buyer's nominees on the board of directors of the Company or for Buyer's representative at general meetings of the Company to resolve or vote so as to cause the Company to transfer prior to the tenth anniversary of the Closing Date the Company's corporate headquarters or corporate registration out of the Kingdom of Denmark, provided that thereafter Seller's consent to any such transfer shall be required but shall not be unreasonably withheld.

         Section VII.5 Indemnification of Buyer for Certain Matters.

              (a) Following the payment of the Demand Note through delivery of funds and the termination of the Pledge Agreement under Section 3.3(b) , Seller agrees that it shall indemnify and hold harmless Buyer and its Affiliates (other than the Company) (i) to the extent of 42.4 per cent of any Loss the Company suffers or incurs arising under case No. H. 137/91 pending before the Danish Maritime and Commercial Court of Copenhagen against Kjobenhavns Telefon Aktieselskab (a predecessor to Tele Danmark) or any other case or proceeding based on substantially similar facts and circumstances (and in each case only to the extent the Company does not receive indemnification therefor); and (ii) to the extent of all of the Loss incurred by Buyer and its Affiliates (other than the Company) as a result of a breach of any of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4 or in Section 5.9(ii).

              (b) Nothing herein shall be deemed to relieve any party hereto from any duty to mitigate any Loss. In case Buyer receives notice of any claim against Buyer which may be subject to indemnification by Seller in favor of Buyer, it shall promptly notify Seller; provided however, that the failure to so notify Seller or a delay in notifying Seller shall not relieve Seller of its indemnification obligations hereunder except to the extent such failure or delay actually prejudices Seller's defense of such claim and, if Seller acknowledges to Buyer in writing that it is obligated to indemnify Buyer with respect thereto in accordance with the terms and conditions of this Agreement, Seller shall thereupon have the right to assume the defense against such claim and to contest it or agree to any settlement or compromise of it; provided, however, that Seller may not compromise or settle such claim without Buyer's consent (which shall not be unreasonably withheld) unless (x) there is no finding or admission of any violation of law by Buyer and no effect on any other claims that may be made against Buyer and (y) the sole relief provided is monetary damages that are paid in full by Seller.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

         Section VIII.1 Conditions to Obligations of Seller and Buyer. The obligations of each of Seller and Buyer to complete the sale and purchase of the Sale Shares and the

18

other   transactions   contemplated   by  this  Agreement  are  subject  to  the
fulfillment, on or before the Closing, of the following conditions:

              (a) General Meeting(s). Following receipt of a Closing Letter in accordance with Section 3.1, the Company shall have taken all such action as may be necessary, including the publication on the Shareholders Notice Date of a notice to shareholders (the "Shareholders Notice") to convene an extraordinary or ordinary general meeting for the purpose of obtaining decisions of the shareholders of the Company with respect to (i) the adoption of the Amended Articles and the election of certain members of the board of directors as contemplated by Section 3.3 and (ii) the authorization and approval of the Share Buyback.

              (b) Competition Clearance. The waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated under the Agreement shall have been terminated or shall have expired. The Commission of the European Communities shall have declared the concentration brought about by this Agreement compatible with the common market and the functioning of the Agreement on the European Economic Area under Council Regulation (EEC) No 4064/89 of December 21, 1989 "on the control of concentrations between undertakings" and such declaration shall not be subject to any conditions which materially prejudice Buyer's rights and obligations under this Agreement.

              (c) No Order, Injunction. No order of any court or governmental or other agency or authority having jurisdiction over any party hereto shall have been issued and be in effect which prohibits the completion of the transactions contemplated hereby.

              (d) Parliamentary Authorization. The authorization of the Parliament of the Kingdom of Denmark for the Seller to proceed with the sale of the Sale Shares and other transactions contemplated herein shall have been obtained.

         Section VIII.2 Further Conditions to Obligations of Seller. The obligations of Seller to complete the sale of the Sale Shares and the other transactions contemplated by this Agreement are further subject to the fulfillment, on or before the Closing, of the following conditions:

              (a) Representations and Warranties True. The representations and warranties set forth in Article VI shall be true and correct in all material respects as of the date when made and on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except where such representations and warranties make specific reference to a date as of which they apply.

              (b) Performance. Buyer shall have performed in all material respects its covenants contained in this Agreement required to be performed on or prior to the Closing Date.

              (c) Closing Documents. As requested by Seller in writing prior to the date hereof, Seller shall have received from Buyer and its representatives such documents and

19

instruments in connection with the Closing consistent with the terms and provisions hereof and Danish customary legal practices in similar transactions.

         Section VIII.3 Further Conditions to Obligations of Buyer. The obligations of Buyer to complete the transactions contemplated by this Agreement are further subject to the fulfillment, on or before the Closing, of the following conditions:

              (a) Representations and Warranties True. The representations and warranties set forth in Articles IV and V shall be true and correct in all material respects as of the date when made and on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except where such representations and warranties make specific reference to a date as of which they apply.

              (b) Performance. Each of Seller and the Company shall have performed in all material respects its covenants contained in this Agreement required to be performed on or prior to the Closing Date.

              (c) No Material Adverse Change. Since the date hereof, and except as known to Buyer or otherwise in the public domain as of the date hereof, there shall not have occurred any event or events which have resulted, or are reasonably expected to result, in a material adverse change to the financial position or results of Danish domestic operations of the Company and its Consolidated Subsidiaries, taken as a whole. For the avoidance of doubt, the determination of material adverse change for purposes of determining the satisfaction of the condition set forth in this paragraph (c) shall not include
(i) the effect on the prospects (other than those which are reasonably expected to have a material adverse effect on the financial position or results of Danish domestic operations of the Company as specified in the previous sentence) of the Company and its Consolidated Subsidiaries, taken as a whole or (ii) the effect on the Company or the trading value of its Shares of an adverse change in the financial markets in the Kingdom of Denmark, United States or the international financial markets, or any outbreak of hostilities or escalation thereof or of any change or development involving a prospective adverse change in national or international political, general financial or economic conditions, or of currency exchange rates or exchange controls or any combination of the foregoing whether such developments occur in the telecom sector generally or in other business sectors or political regions generally.

              (d) Closing Documents. As requested in writing by Buyer prior to the date hereof, Buyer shall have received from the Seller, the Company and/or their respective representatives such documents and instruments in connection with the Closing consistent with the terms and provisions hereof and Danish customary legal practices in similar transactions.

20

                                   ARTICLE IX

                                   TERMINATION

         Section IX.1 Right of Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

              (a) at any time, upon the mutual written consent of Seller and Buyer;

              (b) at any time after 9 months from the date hereof, by Seller or Buyer upon 30 days prior written notice if, on or before such date the Closing shall not have occurred; provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to either Seller or Buyer if all Closing Conditions are fulfilled or waived prior to the expiration of the 30 day notice period set forth in this Section 9.1(b) and shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

              (c) By either Seller or Buyer if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used all reasonable best efforts to resist, resolve or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the sale and purchase of the Sale Shares or the Share Buyback, and such order, decree, ruling or other action shall have become final and nonappealable;

              (d) By Seller or Buyer upon 5 Business Days prior written notice to Seller or Buyer if title to the Sale Shares shall have reverted to Seller and the other actions provided in Section 3.3(c) shall have occurred;

              (e) By Seller, upon five Business Days' prior written notice to Buyer, if Parliamentary authorization for Seller to proceed with the sale of the Sale Shares and other transactions contemplated herein has not been granted.

         Section IX.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1 hereof, all further obligations of Seller, the Company and Buyer hereunder shall terminate and no damages or other compensation shall be payable by any party, except that nothing in this Section 9.2 or Section 9.3 shall relieve any party hereto of liability for any breach of this Agreement that occurred prior to the termination of this Agreement.

         Section IX.3 Expiration of Representations and Covenants. None of the representations and warranties set forth in Articles IV, V, and VI or the covenants set forth herein, including any rights arising out of any breach of such representations and warranties shall survive the Closing, except the representations and warranties, including any rights arising out of any breach of the representations and warranties set forth in (A) Section 5.9(ii) which shall survive until the first anniversary of the Closing Date and (B) the representations and warranties in Sections 4.1, 4.2, 4.3 and 4.4 which shall survive the Closing without limitation as to time and (C) those covenants contained herein that by their terms apply or are to be performed in whole or in part after the Closing. Buyer agrees that

22

its exclusive remedies for breach of the warranties made under Article V (other than the indemnification available from Seller under Section 7.5 in respect of clause 5.9(ii)) of this Agreement shall be either (i) delay of the Closing until such breach can be cured and the warranty made true or (ii) termination of this Agreement. It is expressly understood and agreed that, except as provided in
Section 7.5, Buyer is not entitled to any adjustment, reduction, set-off, damages, rescission or the like in connection with the Shares or the Purchase Price or interest thereon or otherwise in connection with the transactions contemplated by this Agreement. For the avoidance of doubt and in furtherance of the foregoing provisions of this Section 9.3, each of the parties hereto hereby waive any claims against or in respect of any members of the board of directors, management of the Company and the Company (only in so far as Article V is concerned) arising out of this Agreement, any related agreements or the transactions contemplated hereby or thereby other than those arising out of a claim for fraud or intentional bad faith misconduct.

                                    ARTICLE X

                                  MISCELLANEOUS

         Section X.1 Governing Law; No Sovereign  Immunity;  Dispute Resolution:
Arbitration.

              (a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of Denmark. For the benefit of each of Seller and the Company, the Buyer hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of Denmark in relation to any dispute under this Agreement and the Buyer hereby nominates Bech-Bruun & Trolle, Copenhagen, Kingdom of Denmark as its agent for service of process in Denmark. Seller irrevocably agrees that no immunity (whether on the grounds of sovereignty or otherwise) from any proceedings shall be claimed by or on behalf of Seller with respect to proceedings arising under this Agreement including, without limitation the making, enforcement or execution against any property whatsoever with the exception of real property and buildings and contents thereof owned by the Ministry of Foreign Affairs and situated outside Denmark and assets necessary for the proper functioning of the Kingdom as a sovereign power.

              (b) Seller (acting through its Permanent Secretary or other designee) and Buyer (acting through Buyer's chairman or other designee) shall endeavor for a period of two months to coordinate, lead and conduct negotiations to resolve any dispute between Buyer and Seller in a mutually acceptable manner. During this period, each party shall refrain from instituting any legal proceedings with respect to the controversy or claim in mediation, except if, in the opinion of the relevant party, such action is critical to avoid extinction of a cause of action or right at law or equity (including, without limitation, a right to injunctive relief or to preserve a right subject to any applicable statute of limitations) or otherwise to prevent or limit any significant damage to such party's interests.

              (c) If such negotiations should not lead to a mutually acceptable result for Buyer and Seller by the end of the negotiation period specified in
Section 10.1(b), any dispute between Buyer and Seller in connection with the interpretation, implementation,

22

performance, validity or termination of this Agreement or any agreement relating thereto or resulting therefrom, as well as any matter arising out of the same shall, if requested by either party, be finally and exclusively settled by arbitration before a panel of three arbitrators. The Seller on the one side and the Buyer on the other side shall each be entitled to appoint one arbitrator, and the two arbitrators shall agree on a third arbitrator. The arbitrators appointed by the parties shall be appointed no later than sixty (60) days after the arbitration has been requested and the third arbitrator shall be agreed upon by Buyer and Seller no later than thirty (30) days after the appointment of the arbitrators appointed by Buyer and Seller. In the event agreement upon a third arbitrator can not be reached within the foregoing period, the third arbitrator shall be a member of the Copenhagen bar who shall be appointed by the President of the Supreme Court of Denmark and who shall be reasonably acceptable to Buyer and Seller. Unless Buyer and Seller agree otherwise, arbitration shall be held in Copenhagen. The proceedings shall take place in English and, at the request of Buyer or Seller, also in Danish. Any award rendered by all or a majority of the arbitrators shall be final, binding and enforceable on Buyer and Seller. The award and findings upon which it is based shall be given in writing and shall be based upon the laws of the Kingdom of Denmark.

         Section X.2 Notices. All notices and other communications that are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by registered mail (return receipt requested) or facsimile transmission (confirmed by registered mail). Notices shall be sent to the appropriate party at the following addresses or facsimile numbers given below (or such other address or facsimile number as shall be specified by notice given hereunder):

              (a) If to Seller, to:

          The Ministry of Research and Information Technology
          Bredgade 43
          DK - 1260 Copenhagen K
          Denmark
          Attention:  Departementschefen (Permanent Secretary)

          facsimile:  +45 33 32 35 01

                              and

          The Ministry of Finance
          Christiansborg Slotsplads 1
          DK - 1218 Copenhagen K
          Denmark
          Attention:  Departementschefen (Permanent Secretary)

          facsimile:  +45 33 32 80 30


               (b)  If to the Company, to:

23

          Tele Danmark A/S
          Norregade 21
          DK - 0900 Copenhagen C
          Denmark
          Attention:  Chef Juristen (General Counsel)

          facsimile:  +45 33 43 76 88

               (c)  If to Buyer, to:

          Ameritech Corporation
          Ameritech International
          225 W. Randolph Street, Fl 18A
          Chicago, IL 60606
          Attention:  General Counsel

          facsimile:  +1 312 609 1091

         Section X.3 Entire Agreement. This Agreement, together with its exhibits and Disclosure Schedule (which constitute an integral part thereof) embodies and sets forth the entire agreement and understanding of the parties and supersedes all prior oral or written negotiations, agreements, representations, understandings or arrangements (if any) between the parties with respect to the subject matter contained therein. No party hereto shall be entitled to rely on any document, agreement, understanding or arrangement which is not expressly set forth in this Agreement or the exhibits hereto. Buyer hereby acknowledges that it has placed no reliance and will not at any time hereafter place reliance on any information or representation or warranty (whether expressed or implied and whether written or oral) relating to Seller, the Company or the transactions contemplated hereby other than information and representations and warranties contained in this Agreement and the exhibits hereto.

         Section X.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but except as expressly provided herein neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of Buyer and Seller; provided, however, that Seller's consent shall not be required for Buyer's assignment of its rights (but not its obligations hereunder) (including, without limitation, the right to purchase Shares under this Agreement, including the Sale Shares and Additional Shares (if any)) to a wholly-owned Subsidiary of Buyer. Buyer shall be deemed to guarantee the obligations of such Subsidiary under this Agreement immediately upon any such assignment and Buyer shall confirm such guarantee in its notice of assignment to Seller.

         Section X.5 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same legal document.

24

         Section X.6 Headings. The headings of the Articles, Sections and sub-paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

         Section X.7 Separability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity, and the remaining provisions of this Agreement shall continue to be binding and in full force and effect.

         Section X.8 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section X.9 Waiver. None of the terms of this Agreement shall be deemed to have been waived by any party hereto, unless such waiver is in writing and signed by that party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any further breach of the provision so waived. No extension of time for the performance of any obligation or act hereunder shall be deemed to be an extension of time for the performance of any other obligation or act.

         Section X.10 Amendments: Modifications. This Agreement may not be modified, amended or changed in any respect except in writing duly signed by the Seller and the Buyer.

         Section X.11 No Partnership or Agency. Nothing in this Agreement shall be deemed to constitute a partnership between the parties or constitute any party as the agent of any other party for any purpose or entitle any party to commit or bind any other party in any manner.

25

         IN  WITNESS  WHEREOF,   the  parties  have  signed  this  Agreement  in
Copenhagen,   on  October  27,  1997,  in  three  original  copies,  each  party acknowledging receipt of one such copy.



MINISTER FOR RESEARCH AND INFORMATION TECHNOLOGY,
ON BEHALF OF THE KINGDOM OF DENMARK



Name:
Title:  Minister


TELE DANMARK A/S


By:
  Name:
  Title:  Chairman

By:
  Name:
  Title:  Chief Executive


AMERITECH CORPORATION


By:
  Name:
  Title:  Chairman

26

                                                                       EXHIBIT A


                                   DEMAND NOTE

The Minister of Research and Information Technology acting on behalf of the Kingdom of Denmark

                             [Date]

1. The undersigned, Ameritech Corporation (the "Debtor"), hereby unconditionally promises to pay, to the order of the Minister of Research and Information Technology (the "Creditor") acting on behalf of the Kingdom of Denmark in lawful money of Germany and in immediately available funds the principal amount of [amount in words] Deutsche Mark (DEM 5,555,993,380) to the Creditor's account No. [to be inserted] in Denmark's Nationalbank on [EGM Date + 1 Business Day]. This Note is the Note issued under that certain Share Disposition and Purchase Agreement dated October 27, 1997 by and among Creditor, Debtor and Tele Danmark A/S (the "Company") (the "Purchase Agreement").

2. All payments to be made hereunder by the Debtor shall be made without set-off or counterclaim (other than claims of Debtor arising under Section 3.3(c) of the Purchase Agreement) and in such amounts as may be necessary in order that every such payment shall not be less than the amounts otherwise specified to be paid hereunder (it being agreed that such payments shall not be reduced by any deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or other charges of whatever nature imposed by the country of the Debtor or any political subdivision or taxing authority therein or thereof).

3. No delay on the part of the Creditor in exercising any of its options, powers, or rights, or partial or single exercise thereof, shall constitute a waiver thereof The options, powers and rights of the Creditor specified herein are in addition to those otherwise created under applicable law.

4. Subject to Section 7 below, the payment to be made by the Debtor to the Creditor pursuant to this Demand Note shall fall due on [EGM Date + 1 Business Day], without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Debtor.

     Upon any of the following: (i) the failure of the Debtor to generally pay its debts as they come due or the admission in writing by the Debtor or any of its subsidiaries of its inability to pay its debts generally; (ii) the making by the Debtor or any of its subsidiaries of an assignment for the benefit of creditors; (iii) the institution of any proceeding by or against the Debtor or any of its subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; or (iv) the appointment of a receiver, trustee, custodian or other similar official for the Debtor for any substantial part of its property, THEN AND IN ANY SUCH

27

     EVENT, the Creditor in its discretion may, by written notice to the Debtor, declare the liability evidenced by this Note to be due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Debtor. Any action taken by the Creditor to collect the liability evidenced by this Note need not occur in the Jurisdiction of the Debtor's principal place of business or Jurisdiction of incorporation.

5. THIS NOTE SHALL BE GOVERNED BY DANISH LAW. The Debtor hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of Denmark in relation to any dispute under this Note and the Debtor hereby nominates Bech-Bruun & Trolle, Copenhagen, as its agent for service of process in Denmark. This Demand Note can be used as a basis for immediate enforcement, cf. Section 478 of the Danish Administration of Justice Act, for the fulfillment of any obligation hereunder.

6. In the case of non-payment of the liability evidenced by this Note, the Debtor shall pay all reasonable costs and expenses incurred in connection with obtaining payment, including all attorneys' fees.

7. Debtor's obligations under this Note are secured by the 4,500,000 A Shares (the "Sale Shares") of Tele Damnark A/S, the subject of a Share Pledge Agreement dated the date hereof among Debtor, Creditor and the Company. Debtor shall have the right to require Creditor to return this Note to Debtor prior to [EGM Date + 1 Business Day] in the event Debtor's nominees are not elected to the board of directors of the Company and in exchange for the transfer by Debtor of the Sale Shares to Creditor as provided in
     Section 3.3(c) of the Purchase Agreement. This Note shall not be negotiable or transferable to any party other than a transfer to Debtor as contemplated under Section 3.3(c) of the Purchase Agreement.

                                   AMERITECH CORPORATION


Signed at..............            By:
                                      Name:
                                      Title:

                                   Address:

28


                                    EXHIBIT B

                 Form of Share Pledge Agreement to be executed,
                       confirmed and delivered at Closing
        ---------------------------------------------------------------


                             SHARE PLEDGE AGREEMENT

SHARE PLEDGE AGREEMENT, dated as of [to be inserted], made by Ameritech Corporation, (together with its successors and assigns, the "Debtor") to the Minister of Research and Information Technology acting on behalf of the Kingdom of Denmark (the "Creditor").

                                   WITNESSETH:

WHEREAS, pursuant to the Share Disposition and Purchase Agreement, dated October 27, 1997, among the Creditor, Tele Danmark A/S (the "Company"), and the Debtor (the "Share Purchase Agreement"), the Creditor has sold to the Debtor
[4,500,000] A- shares in the Company (the "Sale Shares") in exchange for a Demand Note dated [to be inserted], (the "Demand Note") with a principal amount of DEM 5,555,993,380.

WHEREAS, the Share Purchase Agreement provides that the Demand Note is to be secured by a pledge of the Sale Shares in favour of the Creditor;

NOW, THEREFORE, the Debtor hereby agrees with the Creditor as follows:

1. As security for the fulfillment of any obligation which Debtor now has or may later have toward the Creditor under the Demand Note the Debtor hereby pledges to the Creditor, 4,500,000, A-shares in the Company (Danish Securities Code 001022865) (the "Pledged Shares"), in VP securities account, No. [to be inserted] with [the Custodian Bank] (the "Securities Account") as well as any amount paid into deposit account No. [to be inserted] with [the Custodian Bank].

     This pledge shall for all purposes be deemed a "handpant" according to Danish law.

2. The Debtor shall, prior to delivery of the Pledged Shares to the Securities Account, deliver to the Creditor the attached Confirmation of Pledge, duly executed by the Custodian Bank, who shall also have registered the Pledge with the Danish Securities Centre. Upon receipt of confirmation that the Pledged Shares have been delivered to the Securities Account, the Debtor shall cause Den Danske Bank Aktiesel- skab as the registrar of the Register of Shareholders of the Company to ensure that the title to the Pledged Shares is registered in the name of the Debtor, subject to this pledge, in said Register of Shareholders.

29


3. The Creditor shall be entitled to demand without any further not redemption of the pledge, including sale of the pledged assets, if the Demand Note has been presented to the Debtor and not been paid timely in full as provided for therein or if the provision of Section 4 (second paragraph) of the Demand Note becomes applicable.

4. If the [Custodian Bank] receives a statement from Danmarks Nationalbank that on [EGM + 1 Business Day] on or before 16:00 (Copenhagen time) it had received [the full amount due under the Demand Note/DEM x], this Share Pledge Agreement shall expire and the [Custodian Bank] shall without any further instruction delete the pledge from the accounts encompassed by the Pledged Shares in its records and those of the Danish Securities Center in order for the Debtor to enjoy thereafter full and unencumbered title to the Pledged Shares.

5. If the [Custodian Bank] receives a statement from Danmarks Nationalbank that on [EGM + 1 Business Day] on or before 16:00 (Copenhagen time) it had not received [the full amount due under the Demand Note/DEM x] for the amount of Creditor, the pledge shall be enforced forthwith by the [Custodian Bank] transferring without any further instruction free of payment the Pledged Shares to securities and cash accounts with Danmarks Nationalbank in the name of the Creditor as designated in said statement in order for the Creditor to enjoy thereafter full and unencumbered title to the Pledged Shares. Such transfer of title shall be in full satisfaction of the obligations of the Debtor under the Demand Note. Therefore, the Debtor expressly acknowledges that the Creditor shall be entitled to receive title to the Pledged Shares applying the value thereof computed as stated in the Share Purchase Agreement towards the discharge in full of the obligations of the Debtor under the Demand Note. Furthermore this shall form an agreement on alternative realization as provided for in Section 538 (a), Subsection 1, of the Danish Administration of Justice Act.

6. This pledge shall also encompass proceeds from the pledged assets, including dividends and any rights to subscribe for new issues or bonus shares. However, the voting rights attached to the Pledged Shares shall not be deemed encompassed by this pledge.

7. The discharge of the Debtor shall be conditional upon the Debtor's repayment to the Creditor, in part or in full, of the debt secured by the pledge or the assets pledged to the Creditor by the Debtor not subsequently being invalidated by any administrator of the estate of the Debtor insofar as such has been appointed.

8. The Debtor is under an obligation immediately to submit to the Creditor any notice the Debtor may receive in respect of this pledge.

30


9. The Debtor hereby expressly waives any injunctive relief or other remedy available to it in law for preventing such transfer of shares which, for the avoidance of doubt, shall include any right of recourse to the Complaints Board for Central Securities Depositories (Klagenaevnet for Vaerdipapircentraler) as well as the posting of any bond or other form of security, irrespective of whether the Debtor has contested, or intends to contest, the determination by the Creditor that an event of default under the Demand Note has occurred or not.

10.  This Pledge Agreement can be used as a basis for immediate enforcement, cf.
     Section  478  of  the  Danish   Administration  of  Justice  Act,  for  the
     fulfillment of any obligation under the Demand Note.

11. The Debtor also confirms having received a copy of this Letter of Pledge and of the Demand Note.

12. THIS NOTE SHALL BE GOVERNED BY DANISH LAW. The Debtor hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of Denmark in relation to any dispute under this Note and the Debtor hereby nomi nates Bech-Bruun & Trolle, Copenhagen Denmark as its agent for service of process in Denmark.

Unless otherwise defined herein, terms used herein shall have the meaning set forth in the Share Purchase Agreement on the Demand Note, as applicable.

                                        Name:

                                        Address:





                                        Signature(s):

                                        Signature(s):

                                   Respective Title(s), if any:

31

                             CONFIRMATION OF PLEDGE

to The Ministry of Research and Information Technology, 43 Bredgade, DK-1260 Copenhagen K.

The undersigned [name and address Custodian Bank appointed by Debtor] hereby confirms having noted this Share Pledge Agreement with respect to the Securities Account No. [to be inserted] maintained by the Debtor with us in our records as well as those of the Danish Securities Center.

We furthermore confirm that we will abide by the instruction set out in the Pledge Agreement and, specifically, that if we receive a statement from Danmarks Nationalbank that on the date specified for payment in the Demand Note on or before 16:00 (Copenhagen time) it had received [the full amount due under the Demand Note/DEM x], we shall without any further instruction delete the pledge from the accounts encompassed by the Pledged Shares in its records and those of the Danish Securities Center.

If, on the other hand, we receive a statement from Danmarks Nationalbank that on the date specified for payment in the Demand Note on or before 16:00 (Copenhagen
Time) it had not received [the full amount due under the Demand Note/DEM x), we shall transfer without any farther instructions free of payment the Pledged Shares to securities and cash accounts with Danmarks Nationalbank in the name of the Creditor as designated in said statement.

Terms defined in the above-mentioned Share Pledge Agreement, or in documents incorporated therein by reference, shall have the same meaning when applied in this confirmation of pledge.


                                   Signed by_________________ Bank

32

                                                                       Exhibit C




                                  BUYBACK TERMS


The board of directors of the Company will propose a reduction of the Company's share capital by redemption of 2,277,023 million of the Kingdom's A-shares in the Company. The consideration for the shares redeemed will be by way of a cash payment to the Kingdom equating to the number A-shares acquired multiplied by a price (more than par value) per share equal to the average of each day's trading price ("Alle handler at 17:00 p.m." for B-shares on the Copenhagen Stock Exchange), weighted by the daily trading volume as reported on the Copenhagen Stock Exchange, for the 15 trading days immediately preceding (but not including) the EGM to approve the buyback multiplied by 10, then deducting 2 per cent, then deducting a further DKK 30 per share.

The Company agrees, subject to the fiduciary duties of its directors, the Danish and U.S. Securities Laws, not to make any public announcements during the 15 trading day period immediately preceding the EGM to approve the buyback without the consent of the Minister of Research and Information Technology, such consent not to be unreasonably withheld.

The number of A-shares to be redeemed shall in good faith be reduced if the potential value of the buyback, based on the trading value of the B-shares on the day before the notice is dispatched, would exceed DKK 10 billion.

The shares that are subject to redemption shall not be entitled to the receipt of dividends resolved by the subsequent ordinary general meeting. The Kingdom shall relinquish voting rights with respect to such shares, but shall otherwise retain all other rights with respect to the shares that are the subject of redemption until filing of such redemption has been effected, cf. section 46 of the Danish Companies Act, and payment has taken place.

The Company shall pay any applicable share transfer duty with respect to the shares that are subject to redemption.

The buyback will not proceed unless the resolutions to amend those articles restating the Company's share capital and to appoint the six directors proposed by Ameritech Corporation are passed.

33

[The Danish translation of                                            Exhibit D
Exhibit  D    has     been
intentionally deleted]
                                            NOTICE OF
                                      EXTRAORDINARY GENERAL
                                             MEETING
                                      [                   ]

                                   The Board of Directors of Tele
                                   Danmark A/S hereby invites our
                                   shareholders  to   attend   an
                                   extraordinary general meeting,
                                   which  will take place in  the
                                   offices of Tele Danmark A/S at
                                   [Slet (Arhus), Sletvej 30, DK-
                                   8310 Tranbjerg J], on [      ]
                                   at [      ] with the following
                                   agenda:

                                   1.  Election of Chairman.

                                   2.   The  Board  of  Directors
                                   proposes that the articles  of
                                   association shall  be  amended
                                   as  stated  below  under  I  -
                                   VIII,  the  adoption  of  each
                                   item being conditional on  (i)
                                   the  adoption of each  of  the
                                   other  items I-VIII, and  (ii)
                                   the  election of six directors
                                   proposed      by     Ameritech
                                   Corporation  and two  of  them
                                   being   elected   respectively
                                   chairman and vice-chairman  as
                                   provided for under item 3.

                                   I.   The  following  shall  be
                                   added to section 5 (10):
                                   "Any  such  consent  shall  be
                                   conditional     upon      such
                                   shareholder  having  expressly
                                   undertaken  to  the  Board  of
                                   Directors   to  abstain   from
                                   voting  at the election  of  2

34

                                   members   of  the   Board   of
                                   Directors, as provided for  in
                                   Section 17(1)."

                                   II.   Section 12(2)  shall  be
                                   deleted.

                                   III.   Section 14(3) shall  be
                                   deleted.

                                   IV.   Section 17(1)  shall  be
                                   amended to read as follows:

                                   "The Board of Directors of the
                                   Company shall consist of eight
                                   members.   In addition,  there
                                   shall be the number of members
                                   who   may   be   elected    in
                                   accordance with the  rules  of
                                   the   Danish   Companies   Act
                                   concerning            employee
                                   representation.     If     any
                                   shareholder with the  approval
                                   of  the  Board  of  Directors,
                                   pursuant  to  section   5(10),
                                   owns  or  controls, as defined
                                   in  section 5, more  than  7.5
                                   per  cent of the nominal share
                                   capital  of  Tele Danmark  A/S
                                   such shareholder shall abstain
                                   from voting at the election of
                                   2 of the members to be elected
                                   by  the General Meeting.   The
                                   Board of Directors elected  by
                                   the  General Meeting shall  be
                                   elected for a term of one year
                                   so  that  their  office  shall
                                   expire  at  the conclusion  of
                                   the   Annual  General  Meeting
                                   held   one   year  after   the
                                   election.   Retiring   members
                                   shall  be  eligible  for   re-
                                   election."

                                   V.   Section  18(1)  shall  be
                                   amended to read as follows:

35

                                   The  affairs  of  the  Company
                                   shall  be managed by the Board
                                   of Directors together with the
                                   Management.

                                   The  Board of Directors  shall
                                   arrange   for  an  appropriate
                                   organisation of the  Company's
                                   activities.

                                   The  Management  shall  be  in
                                   charge    of   the   day-today
                                   management of the Company  and
                                   shall   in   this   connection
                                   company  with the instructions
                                   and  orders  of the  Board  of
                                   Directors.   All  matters   of
                                   material  importance  to   the
                                   Company,             including
                                   establishment of operating and
                                   capital    budgets,   dividend
                                   policy,  material transactions
                                   regarding  the acquisition  or
                                   sale of assets, the principles
                                   regarding  the acquisition  or
                                   sale  of assets of the Company
                                   in   the  ordinary  course  of
                                   business   and  the  Company's
                                   incurring of debt obligations,
                                   shall  be  submitted  by   the
                                   Management  to  the  Board  of
                                   Directors for approval."

                                   VI.   Section 18(4)  shall  be
                                   deleted.

                                   VII.   Section 23(1) shall  be
                                   amended as follows:

                                   "The annual accounts shall  be
                                   drawn up in a clear manner and
                                   in    accordance   with    the
                                   legislation  in force  at  any
                                   time      concerning       the
                                   presentation  of  accounts  by
                                   companies."

                                   VIII.  The following shall  be
                                   inserted to constitute  a  new
                                   section 25(2):

                                   "When the shares owned by  the
                                   Danish

36

                                   Government  amount  to 7.5 per
                                   cent of the  share  capital or
                                   less,  and consent thereto has
                                   been  given  by   the   Danish
                                   Government   the    Board   of
                                   Directors shall be  authorised
                                   to  amend   the   Articles  of
                                   Association as follows:

                                   5  (4):  In the first line the
                                   words  "None  other  than  the
                                   Danish  Government"  shall  be
                                   deleted and be replaced by "No
                                   shareholder".

                                   5  (7):  In the first line the
                                   words  "other than the  Danish
                                   Government" shall  be  deleted
                                   and   to  the  first  sentence
                                   shall  be  added  at  the  end
                                   "cf., however, subclauses (10)
                                   - (12) of this clause 5"."

                                   3.   Election of board members
                                   and    chairman   and    vice-
                                   chairman.

                                   The    six    board    members
                                   appointed by the Kingdom  will
                                   tender their resignations, and
                                   six new board members shall be
                                   elected.  [These persons  have
                                   declared their willingness  to
                                   offer      themselves      for
                                   election*.   After  this,  the
                                   election  of the chairman  and
                                   then   of   the  vice-chairman
                                   shall  take  place,  X*  is  a
                                   candidate  for  the  post   as
                                   chairman   and  Y*  as   vice-
                                   chairman."**

                                   *Name   may  be  provided   by
                                   Ameritech    Corporation    or
                                   Ameritech   Corporation    may
                                   elect  to continue the current
                                   practice  of not suggesting  a
                                   slate of directors as part  of
                                   the proxy material distributed
                                   to   shareholders   prior   to
                                   general      meetings       of
                                   shareholders.

                                   **The  phrases in the  bracket
                                   are optional.

37

                                   4.   The Board of Directors of
                                   the  Company proposes, subject
                                   to   the   election   of   six
                                   directors     proposed      by
                                   Ameritech Corporation and  two
                                   of    them    being    elected
                                   respectively chairman and vice-
                                   chairman as referred to  under
                                   item  3,  a reduction  of  the
                                   Company's  share  capital   by
                                   redemption  of [2,277,023]  of
                                   the  Kingdom's A-shares in the
                                   Company.

                                   The   consideration  for   the
                                   shares redeemed will be by way
                                   of   a  cash  payment  to  the
                                   Kingdom    redeemed   to   the
                                   number  of  A-shares  acquired
                                   multiplied  by a  price  (more
                                   than   par  value)  per  share
                                   equal  to the average of  each
                                   day's   trading  price  ("Alle
                                   handler  kl.  17:00"  for   B-
                                   shares on the Copenhagen Stock
                                   Exchange),  weighted  by   the
                                   daily   trading   volume    as
                                   reported   on  the  Copenhagen
                                   Stock  Exchange,  for  the  15
                                   trading    days    immediately
                                   preceding  (but not including)
                                   the   date   of  the   general
                                   meeting   [in  case   of   two
                                   general meetings, the first of
                                   these] multiplied by 10,  then
                                   deducting  2  per  cent,  then
                                   deducting a further DKK 30 per
                                   A-share.

                                   The  Kingdom has declared that
                                   it  will  participate  in  the
                                   reduction of the share capital
                                   as proposed.

                                   The shares that are subject to
                                   redemption   shall   not    be
                                   entitled  to receive dividends
                                   resolved   by  the  subsequent
                                   annual  general  meeting  and,
                                   commencing  on  the  date   on
                                   which the reduction of capital
                                   is  published  in  the  Danish
                                   Official  Gazette as  required
                                   by  Section  44 of the  Danish
                                   Companies   Act,  the   voting
                                   rights  on these shares  shall
                                   be relinquished by

38

                                   the    Kingdom    until    the
                                   redemption  shall  have   been
                                   effected.  The Kingdom   shall
                                   retain all other  rights  with
                                   respect  to  the  shares  that
                                   are the subject  of redemption
                                   until  payment  has  been made
                                   and filing of such  redemption
                                   has   been    effected,    cf.
                                   Section   46   of  the  Danish
                                   Companies Act.

                                   The   Company  shall  pay  any
                                   applicable share transfer duty
                                   with  respect  to  the  shares
                                   that     are    subject     to
                                   redemption.

                                   In    connection   with    the
                                   resolution   of  the   general
                                   meeting,  [2,277,023]  of  the
                                   Kingdom's  A-shares   in   the
                                   Company  shall be  transferred
                                   to a special Danish Securities
                                   Centre account with Den Danske
                                   Bank Aktieselskab, blocked  so
                                   that  sale of such shares  may
                                   only  be  effected  with   the
                                   consent  of the Company.   The
                                   reduction of capital shall  be
                                   effected in such a manner that
                                   the  amount shall be  paid  by
                                   the  Company  via  the  Danish
                                   Securities  Centre  when   the
                                   three   months'   notice    to
                                   creditors has expired and  the
                                   Board    of   Directors    has
                                   ascertained that the reduction
                                   of  capital  can  be  lawfully
                                   effected.   At the same  time,
                                   the  A-shares deposited by the
                                   Kingdom in connection with the
                                   reduction of capital shall  be
                                   transferred to the Company and
                                   cancelled  by Den Danske  Bank
                                   Aktie-selskab as issuing agent
                                   for the Company.

                                   At the same time, the Board of
                                   Directors    proposes     that
                                   section 4(1) and 4(2)  of  the
                                   Articles of Association  shall
                                   be amended after the reduction
                                   of  capital has been effected,
                                   cf.  section 46 of the  Danish
                                   Companies Act, so as  to  read
                                   as

39

                                   follows  as a  consequence  of
                                   the above:

                                   "4(1)
                                   The nominal and fully paid  up
                                   share  capital of the  Company
                                   is    [1,082,297,700]   Danish
                                   kroner."

                                   "4(2)
                                   The share capital consists  of
                                   A-shares  in  the  amount   of
                                   [450,000,000]  Danish   kroner
                                   and B-shares in the amount  of
                                   632,297,700 Danish kroner."

                                   As   a   consequence   it   is
                                   furthermore proposed that  the
                                   number   "7.5  per  cent"   in
                                   Sections  5(4),  5(7),  5(10),
                                   5(12),  17(1) and 25(2)  shall
                                   be  deleted  and  replaced  by
                                   "9.5 per cent".

                                               *****

                                   Re items 2 and 4 of the agenda

                                   Resolutions     about      the
                                   proposals   submitted    under
                                   item  2  and  4 of the  agenda
                                   require in order to be  passed
                                   that  no less than two  thirds
                                   of   the  vote-carrying  share
                                   capital is represented at  the
                                   general      meeting       and
                                   furthermore      that      the
                                   resolution  is passed  by  not
                                   less  than two thirds  of  the
                                   votes  cast as well as of  the
                                   vote-carrying  share   capital
                                   represented  at  the   general
                                   meeting.  Where the said vote-
                                   carrying     share     capital
                                   represented  at  the   general
                                   meeting.  Where the said vote-
                                   carrying share amount  is  not
                                   represented  at  the   general
                                   meeting  in question, but  the
                                   resolution is otherwise passed
                                   by  two  thirds off the  votes
                                   cast  as well as of the  vote-
                                   carrying     share     capital
                                   represented  at  the   general
                                   meeting,    the    Board    of
                                   Directors   shall  convene   a
                                   second  extraordinary  general
                                   meeting  within two  weeks  at
                                   which meeting the

40


                                   proposal  may  be  adopted  by
                                   two  thirds of  the votes cast
                                   as    well    as     of    the
                                   vote-carrying  share   capital
                                   represented       at       the
                                   extraordinary          general
                                   meeting.   Where    a   second
                                   general  meeting  is  convened
                                   do to lack of a  quorum at the
                                   first  meeting,  proxies  will
                                   be  considered  valid  also as
                                   regards  the   second  general
                                   meeting  in  so  far  as  they
                                   have  not   been   revoked  in
                                   writing.

                                   The   agenda  of  the  general
                                   meeting     containing     the
                                   proposals  in toto,  the  most
                                   recent     approved     annual
                                   accounts    and   consolidated
                                   annual      accounts       and
                                   consolidated  annual  accounts
                                   of   the   Company  with   the
                                   auditor's      report      and
                                   endorsement    stating     the
                                   resolution   of  the   general
                                   meeting  about the net  profit
                                   of the accounts presented, the
                                   directors' report on events of
                                   essential significance for the
                                   position   of   the    Company
                                   occurred       after       the
                                   presentation  of  the   annual
                                   accounts   together   with   a
                                   statement  from  the   company
                                   auditors  appointed   by   the
                                   general   meeting  about   the
                                   directors'  report,  will   be
                                   made  available for inspection
                                   by  the  shareholders  at  the
                                   head  office  of the  Company,
                                   located at Kannike-gade 16, DK-
                                   800 Arhus C, or at the Company
                                   office,  at Norregade 21,  DK-
                                   0900    Copenhagen   K,   from
                                   [        ],  on weekdays  from
                                   9:30 to 16:30 and will at  the
                                   same  time  be  sent  to   all
                                   shareholders registered in the
                                   Company's     register      of
                                   shareholders who have  made  a
                                   request to that effect.

                                   Any shareholder is entitled to
                                   attend  the  general  meeting,
                                   provided  that the shareholder
                                   has   obtained  an   admission
                                   card.  Such admission card may
                                   be    obtained

41

                                   against  the  presentation  of
                                   due  evidence of  authority to
                                   hold  shares from [ ] up to an
                                   including [ ] at the Company's
                                   head office,  Kannikegade  16,
                                   DK-8000  Arhus  C,  or at  the
                                   Company's  office at Norregade
                                   21, DK-0900 Copenhagen K, from
                                   09:30 to 16:30.  Due  evidence
                                   of  authority  to hold  shares
                                   shall,    insofar    as   non-
                                   registered      shares     are
                                   concerned,       mean      the
                                   presentation  of a  securities
                                   statement   from  the   Danish
                                   Securities              Centre
                                   (Vaerdipapircentralen)   or  a
                                   depositary bank, not more than
                                   5 days  old.  Admission  cards
                                   may  furthermore  be  obtained
                                   during  the  said   period  by
                                   telephone +45 33 44 51 40. The
                                   reference   number   for   the
                                   Danish  Securities Centre must
                                   be stated in  connection  with
                                   telephone calls.


                                          Tele Danmark A/S

                                         Board of Directors